AFFINITY GOLD CORP.
7950 Main Street, Suite 217
Maple Grove, Minnesota  55369

Symbol: AFYG - OTCBB

News Release

AFFINITY GOLD CORP. ANNOUNCES REDUCTION
IN AUTHORIZED COMMON SHARES

July 29th, 2009

Maple Grove, Minnesota, July 29, 2009 - Affinity Gold Corp. (OTCBB:  AFYG) (the “Company”) is pleased to announce a recent amendment to its Articles of Incorporation by reducing the amount of authorized common shares.

Effective July 23, 2009, the Company amended its Articles of Incorporation by reducing its authorized capital of 2,700,000,000 shares of Common Stock with a par value of $0.001 per share and 10,000,000 shares of Preferred Stock with a par value of $0.001 per share to 250,000,000 shares of Common Stock with a par value of $0.001 per share and 10,000,000 shares of Preferred Stock with a par value of $0.001 per share.  The issued and outstanding shares were not affected as a result of the decrease in the authorized shares of Common Stock.

On June 12, 2009, the Company’s Board of Directors unanimously adopted resolutions approving the amendment to the Articles of Incorporation.  In addition, on June 19, 2009, the holders of a majority of the Company’s issued and outstanding shares of common stock approved the amendment to the Company’s Articles of Incorporation.

Antonio Rotundo, CEO of the Company, stated “the board felt this was a necessary action to improve the share structure, encourage equity investment into the Company and strengthen existing shareholders’ investments in the Company.”

About Affinity Gold Corp.:

Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally.  Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

www.affinitygold.com

FORWARD-LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CONTACT:  Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com